Maytag Corporation
                          403 West Fourth Street North
                               Newton, Iowa 50208


                                  April 2, 1998


BY ELECTRONIC SUBMISSION
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  Maytag Corporation
          File No. 1-655
          Definitive Proxy Materials

Ladies and Gentlemen:

     Enclosed for filing by Maytag Corporation (the "Company"), pursuant to Rule 14a-6(b) under the Securities Exchange Act of 1934 (the "Exchange Act"), as modified by Item 309 of Regulation S-T, are definitive copies of the Company's proxy statement and proxy card (collectively, the "1998 Proxy Materials"). Pursuant to Rule 14a-6(m) under the Exchange Act, a cover page is included with the 1998 Proxy Materials. The 1998 Proxy Materials will be released to shareholders on or about April 2, 1998.

     Pursuant to Item 304(d) of Regulation S-T, the performance graph required by Item 402(1) of Regulation S-K has been described and interpreted in tabular or chart form within the electronic filing of the 1998 Proxy Materials and the Company will submit supplementally a paper copy of the performance graph to the Company's Branch Chief in the Division of Corporation Finance of the Securities and Exchange Commission ("SEC").

     As permitted by Item 101(b) of Regulation S-T, the Company has elected to file seven copies of Company's 1997 Annual Report with SEC pursuant to Rule 14a-3(c).

     One copy of a conforming paper format copy of the 1998 Proxy Materials will be submitted to the SEC at the address indicated below in accordance with Item 901 of Regulation S-T. Each such conforming paper format copy will include the following legend: "This conforming paper document is being submitted pursuant to Rule 901(d) of Regulation S-T."


If you have any questions, please contact E. James Bennett at 515/787-8394 or Jim L. Kaput of Sidley & Austin at 312/853-2655.

                                   Very truly yours,




                                   E. James Bennett

Enclosures

cc:  Mr. Robert Bartelmes
     Securities and Exchange Commission
     450 Fifth Street, N.W.
     Washington, D.C. 20549


                            Schedule  14A Information


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )


Filed by the Registrant [  ]
Filed by a Part other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ x ]     Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]     Soliciting Material Pursuant to
     240.14a-11(c) or 240.14a-12

                  Maytag Corporation
(Name of Registrant as Specified In Its Charter)

                  E. James Bennett
(Name of Person(s) Filing Proxy Statement

Payment of Filing Fee (Check the appropriate box):
[  ] $125 per Exchange Act Rules 0-11(c)(1)(ii),
     14a-6(i), or 14-a-6(j)(2).
[ ]  $500 per each party to the controversy
     pursuant to Exchange Act Rule 14a-
     6(i)(3).
[ ]  Fee computed on table below per Ex-
     Change Act Rules  14a-6(i)(4) and 0-11.
  (1)     Title of each class of securities to
which transaction applies:
_______________________________________
 (2) Aggregate number of securities to
which transaction applies:
_______________________________________
 (3) Per unit price or other underlying
value of transaction computed pursuant to
Exchange Act Rule 0-11:___/
_______________________________________
 (4) Proposed maximum aggregate value of
transaction:
_______________________________________


 _/ Set forth the amount on which the
filing fee is calculated and state how it was
determined.
[ ]  Check box if any part of the fee is
     offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for
     which the offsetting fee was paid previ-
     ously.  Identify the previous filing by
     registration statement number, or the
     Form or Schedule and the date of its
     filing.
 (1) Amount Previously Paid:
______________________________________
 (2) Form, Schedule or Registration State-
ment No.:
______________________________________
 (3) Filing Party:
______________________________________
 (4) Date Filed:
______________________________________



                               MAYTAG CORPORATION
                            NOTICE OF ANNUAL MEETING
                                       AND
                                 PROXY STATEMENT
                              ____________________


MEETING NOTICE

     The Annual Meeting of the Shareholders of Maytag Corporation, a Delaware Corporation, will be held at the Newton Senior High School Center for Performance, located at East Fourth Street South in Newton, Iowa, on May 14, 1998, at 9:00 a.m., for the purpose of considering and acting upon the following:

     (1)  The election of four directors for three-year terms, expiring in 2001.

     (2) Selection of Ernst & Young LLP as independent auditors to audit the financial statements to be included in the Annual Report to Shareholders for 1998.

     (3) The adoption of the Maytag Corporation 1998 Non-Employee Directors Stock Option Plan.

     (4) If properly presented at the Annual Meeting, a shareholder proposal concerning the classification of the Board of Directors.

     (5) The transaction of any other matters that properly come before the meeting or any adjournment thereof.

     Shareholders entitled to vote are invited to attend the Annual Meeting.

     The Board of Directors has fixed the close of business on March 16, 1998, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.



Dated:  April 2, 1998



                                   E. JAMES BENNETT
                                   Secretary


                                 PROXY STATEMENT
                               ____________________



     The Board of Directors solicits your proxy for use at the Annual Meeting of Maytag Corporation to be held May 14, 1998. Proxy statements and proxies will be mailed to shareholders on April 2, 1998. A shareholder giving a proxy may revoke it or give special voting instructions at any time before the proxy is voted by executing a later-dated proxy, which is voted at the meeting or by attending the Annual Meeting in person and signing a written notice to the Secretary of the Corporation. If the enclosed proxy card is properly executed and returned, the shares it represents will be voted in accordance with the shareholder's instructions. If no instructions are given, the proxy will be voted for each of the nominees for election as director, for the selection of Ernst & Young, LLP as independent auditors, for the adoption of the 1998 Non-Employee Directors Stock Option Plan, and against the shareholder proposal.
Any shareholder attending the Annual Meeting may, on request, vote his or her own shares at the meeting even though the shareholder has previously sent in a proxy card or voted by phone, as described below.

     With respect to the election of directors a shareholder may vote for all nominees or withhold authority to vote for all or any nominees. Withholding authority to vote for a director nominee will not prevent the nminee from being elected. With respect to each other matter specified in the Notice of Annual Meeting a shareholder may vote for or against the matter or abstain from voting on the matter. A vote to abstain has the effect of a vote against the matter.

     Any "broker non-votes" on a particular matter, which occur when brokers are prohibited from exercising voting authority for beneficial owners who have not provided voting instructions, will not be counted for the purpose of determining the number of votes cast with respect to that matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining a quorum. Approval of each matter specified in the Notice of Annual Meeting requires a majority (in the case of election of directors, a plurality) of the shares represented at the meeting and entitled to vote on the matter. Accordingly, non-voted shares with respect to a matter will not affect the approval of the matter or the outcome of the election of directors.

     If you hold your shares in your own name rather than through a broker, you may vote by phone. To vote by phone, dial 1-888-221-0696. Employees holding shares through the Salary Savings Plan or Employees' Discount Stock Purchase Plan may also vote by phone.

     The Corporation had 95,010,977 outstanding shares of common stock as of the close of business on March 16, 1998, not including 22,139,616 shares of treasury stock. The Corporation has no other voting securities outstanding. Shareholders are entitled to one vote per share on each matter.



(1) DIRECTORS AND NOMINEES FOR ELECTION AS DIRECTORS

     Under the authority of the Corporation's Bylaws, the Board consists of thirteen directors divided into three groups. The term of each group expires in different years. The four nominees for election to the Board of Directors this year to hold office until the 2001 Annual Meeting of Shareholders and until their successors have been duly elected and qualified are: Wayland R. Hicks, W. Ann Reynolds, John A. Siviright and Fred G. Steingraber.


     Proxies will be voted for each of the nominees unless other directions are given in the proxy. In case any of the nominees is unavailable for election, an event which is not anticipated, such proxies will be voted for the election of the remaining nominees and for the election of a substitute nominee, or the Board of Directors may elect not to fill the vacancy and to reduce the number of directors.

     The following sets forth certain information regarding each nominee and each director whose term continues after the 1998 Annual Meeting based on information received from each such nominee and continuing director.

NOMINEES FOR A TERM TO EXPIRE IN 2001 (pictures of each of the four nominees listed below are shown in left margin)

          Wayland R. Hicks, 55, President & Chief Operating Officer of United Rentals, Inc., an equipment rental firm. Director since 1994.
          Mr. Hicks became President & Chief Operating Officer of United Rentals, Inc. in November, 1997. Mr. Hicks was President and Chief Executive Officer of Indigo, Inc. N.V. from February, 1996 until February, 1997. He served as Chief Executive and Vice Chairman of Nextel Communications, Inc. from 1994 until 1995. Prior to joining Nextel, Mr. Hicks served in various management positions with Xerox Corporation, becoming a Group Vice President in 1983 and an Executive Vice President in 1987. Mr. Hicks is also a director of United Rentals, Inc., Katun Corporation and Perdue Farms.

          W. Ann Reynolds, 60, President, The University of Alabama at
     Birmingham.    Director since 1988.
          Ms. Reynolds became President of The University of Alabama at Birmingham September, 1997. Ms. Reynolds served as Chancellor of The City University of New York from 1990 to 1997. From 1982 to 1990 she served as Chancellor of The California State University. From 1979 to 1982 she served as Provost and as a professor at Ohio State University. Prior to that time she held a variety of administrative, research and teaching positions at the University of Illinois Medical Center. She is also a director of Abbott Laboratories, Humana, Inc. and Owens-Corning Fiberglas Corporation.

          John A. Sivright, 69, Senior Consultant, Harris Bankcorp, Inc. Director since 1976.
          Mr. Sivright held a number of positions with Harris Bankcorp, Inc. and was named a Vice President in 1965, an Executive Vice President in 1980, Senior Relationship Executive in 1991 and to his current position in 1994. He is also a director of Harris Bank Winnetka, N.A.

          Fred G. Steingraber, 59, Chairman and Chief Executive Officer of A. T. Kearney, Inc., a management consulting firm. Director since 1989.
          Mr. Steingraber held various positions with A. T. Kearney beginning in 1964 and became Chief Executive Officer in 1984. He was elected to his current position in 1986. Mr. Steingraber is also a director of A. T. Kearney, Inc., Southeastern Thrift and Bank Fund, Inc., Lawter International and Mercury Finance Corporation.

DIRECTORS WHOSE TERMS CONTINUE AFTER THE ANNUAL MEETING

     Barbara R. Allen, 45, Executive Vice President, International Food Products, The Quaker Oats Company, a food products company. Director since 1995. Term expires in 1999.

     Ms. Allen joined Quaker Oats in 1975, holding various marketing positions until becoming a Vice President in 1987, Corporate Vice President and President of the Frozen Foods Division in 1990 and Vice President, Corporate Planning in 1992. She assumed her current position in 1995. Ms. Allen is also a director of Coty, Inc.

     Howard L. Clark, Jr., 54, Vice Chairman, Lehman Brothers Inc., an investment banking and brokerage firm. Director since 1986. Term expires in 1999.

     Mr. Clark became Vice Chairman of Lehman Brothers Inc. in 1993. He was Chairman, President and Chief Executive Officer of Shearson Lehman Brothers Holdings, Inc. from 1990 until he assumed his current position. Prior thereto, Mr. Clark was Executive Vice President and Chief Financial Officer of American Express Company having held various positions with that firm since 1981. From 1968 to that time he was Managing Director of Blyth Eastman Paine Webber Incorporated or predecessor firms. He is also a director of Lehman Brothers Inc., Fund American Enterprises Holdings Inc. and Walter Industries, Inc. Lehman Brothers Inc. provides certain investment banking services to the Corporation.

     Lester Crown, 72, Chairman of the Board, Material Service Corporation. Director since 1989. Term expires in 2000.

     Mr. Crown was elected Chairman of the Board of Material Service Corporation, a manufacturing company, in 1983, having served as its President since 1970. He is a director and Chairman of the Executive Committee of General Dynamics Corporation, a director of 360 Degree Communications Company and President of Henry Crown and Company.

     Leonard A. Hadley, 63, Chairman and Chief Executive Officer, Maytag Corporation. Director since 1985. Term expires in 1999.

     Mr. Hadley joined the Corporation in 1959 in the Accounting Department. He held a number of management positions before he was named Vice President in 1979. He was named President of Maytag Company in 1986, elected an Executive Vice President of the Corporation in 1989, named Chief Operating Officer in 1990 and President in 1991. He was named Chief Executive Officer in 1992 and elected Chairman in 1993. He also serves as a director of Deere & Company, Norwest Bank Iowa and Snap-on Incorporated.

     Robert D. Ray, 69, former President and Chief Executive Officer of IASD Health Services Corporation. Director since 1984. Term expires in 1999.

     Mr. Ray served as Governor of Iowa from 1969 to 1983 when he became President and Chief Executive Officer of Life Investors, Inc. a/k/a AEGON. In 1988 he became President and Chief Executive Officer of IASD Health Services Corporation a/k/a Blue Cross and Blue Shield of Iowa, retiring from that position in 1996. He is also a director of IES Industries, Inc.

     Bernard G. Rethore, 56, Chairman & CEO of Flowserve Corporation, a manufacturer of fluid transfer and control equipment and systems. Director since 1994. Term expires in 2000.

     Mr. Rethore became President and Chief Executive Officer of Flowserve Corporation (formerly BW/IP, Inc.) in 1995 and was elected Chairman of the Board in 1997. He served as Senior Vice President of Phelps Dodge Corporation, and President, Phelps Dodge Industries, its diversified international industrial group, from 1989 until 1995. From 1984 to 1989, he was President, then Chief Executive Officer of Microdot Industries, the diversified manufacturing division of Microdot Inc. Mr. Rethore is also a director of Flowserve Corporation and

Belden Inc.

     Neele E. Stearns, Jr., 62, former President and Chief Executive Officer, CC Industries, Inc., a diversified holding company. Director since 1989. Term expires in 2000.

     Mr. Stearns served as Executive Vice President and Chief Operating Officer of Henry Crown and Company, from 1979 until 1986. From 1986 until his retirement in 1994 he served as President and Chief Executive Officer of CC Industries, Inc. Mr. Stearns is also a director of Wallace Computer Services, Inc.

     Carole J. Uhrich, 54, Executive Vice President, President Commercial Imaging, Polaroid Corporation, a photographic imaging and equipment company. Director since 1995. Term expires in 2000.

     Ms. Uhrich joined Polaroid in 1966, holding various positions in the engineering division until becoming a plant manager in 1983. She was named Director of Manufacturing in 1984, Vice President of Corporate Quality in 1987, Vice President of Product Delivery in 1988, Vice President of Quality, New Product Delivery in 1990, Group Vice President, Manufacturing and Product Development in 1992 and Executive Vice President, Global Supply Chain in 1996 before assuming her current position in 1997. She also serves as a director of Ceridian Corporation.

     Lloyd D. Ward, 49, President and Chief Operating Officer, Maytag Corporation. Director since February 1998. Term expires in 2000.

     Mr. Ward joined the Corporation in 1996 as Executive Vice President and President, Maytag Appliances and was elected to his current position, and as a member of the Board of Directors, at the February 1998 meeting of the Board. Prior to joining the Corporation he held positions with Pepsico, Inc., including Vice President, Operations, Pepsi-Cola East in 1988, President, Western Division, Frito-Lay, Inc. 1991 and President, Central Division, Frito-Lay, Inc., 1992 until he joined the Corporation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

     The following table shows those persons or groups known to Maytag to be the beneficial owners of more than five percent (5%) of Maytag common stock as of March 1, 1998.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
 ______________________________________________________________________________
                                   Amount and Nature
Name and Address              of Beneficial Ownership        Percent of Class
FMR Corp.        (1)               10,851,439 shares             11.43%
82 Devonshire St.
Boston, Massachusetts 02109-3614

Crown Group      (2)                5,346,769 shares              5.63%
c/o Gerald A. Weber
222 North LaSalle Street
Chicago, Illinois 60601

State Street Bank & Trust Co.(3)     4,782,130 shares              5.0%
Post Office Box 1389
Boston, Massachusetts 02104-1389
_____________________________________________________________________________
(1) A form 13G has been filed with the Securities and Exchange Commission by FMR

Corp. as of December 31, 1997 showing it beneficially owns 10,851,439 shares of the Corporation. This number included: 10,286,750 shares beneficially owned by Fidelity Management and Research Company, as a result of its serving as investment adviser to various registered investment companies and as investment advisor to certain other funds; 6,405,800 shares beneficially owned by Fidelity Magellan Fund, one of the registered investment companies mentioned above; 564,689 shares beneficially owned by Fidelity Management Trust Company, as a result of its serving as an investment manager of institutional accounts; 10,851,439 shares beneficially owned by Edward C. Johnson, 3d and Abigail P. Johnson and members of the Edward C. Johnson 3d family as members of a group which may be deemed a control group with respect to FMR Corp. Edward C. Johnson 3d and FMR Corp. through its control of Fidelity Management Trust Company, each have the sole voting power with respect to 359,189 shares and the sole dispositive power with respect to 564,689 shares. Edward C. Johnson 3d, FMR Corp. through its control of Fidelity, and the funds each have sole disposition power with respect to 10,286,750 shares.

(2) Although no person or entity in the group owned beneficially more than 5% of the common stock outstanding as of March 1, 1998, a number of persons acting together, including Lester Crown, members of his family, relatives, certain family partnerships, trusts associated with the Crown family, and other entities, are the beneficial owners of an aggregate of 5,346,769 shares of Maytag common stock, constituting 5.63% of the common stock. A Schedule 13D relating to the ownership of shares of common stock by these persons and entities has been filed with the Securities and Exchange Commission by Gerald A. Weber, as attorney and agent. These persons and entities, including Lester Crown, disclaim that they are a group for purposes of Section 13(d) of the Securities Exchange Act of 1934 or otherwise, and disclaim that any one of them is the beneficial owner of shares owned by any other person or entity filing the
Schedule 13D.

(3) A form 13G has been filed with the Securities and Exchange Commission by State Street Bank and Trust Company as of December 31, 1997, showing it beneficially owns 4,782,130 shares of the Corporation. This number included 3,075,340 shares beneficially owned as Trustee for the Maytag Employee Stock Ownership Plan; 1,705,090 shares beneficially owned as trustee or discretionary advisor for various collective investment funds for employee benefit plans and other index accounts; and 1,700 shares beneficially owned as trustee or co-trustee of various trust accounts. State Street has sole voting power with respect to 1,595,118 shares, shared voting and disposition power with respect to 3,075,740 shares, and sole disposition power with respect to 1,706,390.

     The following table shows the amount of Maytag common stock held by each director and nominee, each executive officer named in the Summary Compensation Table on Page 13 and all directors and executive officers as a group, as of March 1, 1998.


                 SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT
____________________________________________________________________________
                              Amount and Nature of
     Name                     Beneficial Ownership          Percent of Class
_____________________________________________________________________________
Barbara R. Allen                    4,100 (b)                          *
Howard L. Clark, Jr.               17,836 (b)                          *
Lester Crown                    4,539,625 (a)(b)(d)                   4.78%
Brian A. Girdlestone               73,091 (b)(c)                       *
Edward H. Graham                   71,867 (b)(c)                       *
Leonard A. Hadley                 407,207 (a)(b)(c)                    *
Wayland R. Hicks                   15,000 (b)                          *
Gerald J. Pribanic                 48,712 (a)(b)(c)                    *
Robert D. Ray                      20,600 (a)(b)                       *
Bernard G. Rethore                  8,000 (b)                          *
W. Ann Reynolds                    12,300 (b)                          *
John A. Sivright                   22,000 (a)(b)                       *
Neele E. Stearns, Jr.              18,090 (b)                          *
Fred G. Steingraber                19,000 (b)                          *
Carole J. Uhrich                    4,500 (b)                          *
Lloyd D. Ward                     207,660 (b)(c)                       *

All directors and executive officers
as a group consisting of 24 persons,
including the above named.      5,709,507 (a)(b)(c)(d)                6.01%
--------------------------------------------------------------------------------
*  Less than one percent.

     (a) Includes shares owned by associates or certain family members in which the director disclaims any beneficial interest.

     (b) These totals include in the totals are shares which the following persons and all directors and executive officers as a group have the right to acquire within 60 days of March 1, 1998 through the exercise of stock options:
Brian A. Girdlestone 46,160 shares; Edward H. Graham 40,720 shares; Leonard A. Hadley 224,190 shares; Gerald J. Pribanic 19,690 shares; Lloyd D. Ward 150,300 shares; Ms. Reynolds and Messrs. Clark, Crown, Ray, Sivright and Stearns each have options to acquire 10,000 shares, Ms. Allen, Mr. Hicks, Mr. Rethore, Mr. Steingraber and Ms. Uhrich each have options to acquire 4,000 shares, and all directors and executive officers as a group have options to acquire 656,370 shares.

     (c) These totals include shares granted under stock awards in 1996, 1997 and 1998, pursuant to the Corporation's Stock Incentive Award Plan For Key Executives and 1996 Employee Stock Incentive Plan as to which the following persons and all executive officers and directors as a group have sole voting power: Brian A. Girdlestone13,666; Edward H. Graham 7,421; Leonard A. Hadley 36,008; Gerald J. Pribanic 6,984; Lloyd D. Ward 18,648; and all executive officers and directors as a group 125,921. Such shares are subject to forfeiture under the terms of the awards.

     (d) The number of shares shown as beneficially owned by Mr. Crown includes shares held by the following concerns of which he is a partner: Arelijay Company 1,270,382 and The Crown Fund 1,618,769; Henry Crown and Company (Not Incorporated), of which a trust of which he is a trustee is a partner owns 48,775. In addition, 719,240 shares are owned by various trusts of which he is a trustee; 55,491 shares are owned by various trusts of which he is a grantor and a beneficiary; and 65,657 shares are owned by the Arie and Ida Crown Memorial of which he is a director. The number of shares shown does not include shares owned by various trusts of which Mr. Crown's children are beneficiaries.

Mr. Crown disclaims beneficial ownership of the shares listed in this footnote, except to the extent of his beneficial ownership therein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     During 1997 Mr. Lloyd Ward, an executive officer inadvertently failed to timely file with the Securities and Exchange Commission three reports on Form 4 related to three transactions. Mr. Gerald Pribanic, an executive officer, inadvertently failed to report dividend reinvestment involving three transactions on Form 5 for 1996.

MEETINGS AND COMMITTEES

     During 1997 the Board of Directors held six meetings either in person or by telephone. Each director attended at least 75% of Board meetings and meetings of the committees on which the director served.

     The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee as well as other committees.

     The Audit Committee, currently consisting of Barbara R. Allen, Howard L. Clark, Jr., Wayland R. Hicks, Fred G. Steingraber and Neele E. Stearns, Jr. met four times in 1997. Its charge includes the review of the Corporation's financial statements with the Corporation's independent auditors, approval of audit arrangements, review of audit results and review of internal audit issues.

     The Compensation Committee's duties are to review and approve compensation plans and policies of the Corporation, recommend to the Board the salaries of all officers of the Corporation, declare bonus and incentive plan allocations for management employees of the Corporation, award stock options and provide stock grants to key executives. The Committee currently consists of Wayland R. Hicks, Robert D. Ray, Bernard G. Rethore, John A. Sivright and Neele E. Stearns, Jr. The Committee met four times in 1997.

     The Nominating Committee, which met two times in 1997, nominates persons to serve on the Board of Directors and recommends compensation levels and other remunerative programs for directors. It currently consists of Lester Crown, Robert D. Ray, W. Ann Reynolds, John A. Sivright and Fred G. Steingraber.


COMPENSATION OF DIRECTORS

     Directors who are employees of the Corporation receive no compensation in their capacities as director. Non-employee directors are paid a retainer of $25,000 per annum, $1,000 for each Board and committee meeting attended and are reimbursed for actual expenses. Telephone meetings are compensated at $750 per meeting. Non-employee committee chairmen receive an additional $3,500 per annum.

     All non-employee directors with five or more years of service may participate in the Maytag Corporation Directors' Pension Plan, an unfunded, noncontributory pension plan. Each eligible participant will receive an annual pension, beginning at the later of the director's attaining age 70 or ceasing tenure as a director, equal to director's annual retainer (excluding any Board committee meeting and committee chair fees) for the twelve-month period prior to the commencement of such pension.


(2)  RELATIONSHIP WITH INDEPENDENT AUDITORS

     A further purpose of the meeting is to select independent auditors to audit the financial statements to be included in the Annual Report to Shareholders for 1998. It is intended that all proxies on the enclosed form, will be voted for the selection of Ernst & Young LLP as independent auditors, unless otherwise instructed. Ernst & Young LLP has audited the financial statements of the Corporation since 1925 and is expected to have a representative present at the meeting to make a statement if the representative desires to do so and to be available to respond to appropriate questions. The Board of Directors recommends a vote FOR the selection of Ernst & Young LLP as independent auditors.

(3)  PROPOSED MAYTAG CORPORATION 1998 NON-EMPLOYEE DIRECTORS  STOCK OPTION PLAN

     The Board of Directors of the Corporation adopted the Maytag Corporation 1998 Non-Employee Directors Stock Option Plan (the Plan ) on February 12, 1998, subject to shareholder approval. The purpose of the Plan is to provide the non-employee directors of the Corporation with incentive compensation linked directly to increases in shareholder value. As a result, increases in compensation arising under the Plan will also inure to the benefit of all shareholders. If the Plan is approved by the shareholders, no additional shares will be granted under the Corporation s 1989 Stock Option Plan for Non-Employee Directors, previously approved by the shareholders.

     Five Hundred Thousand (500,000) shares of the Corporation s common stock will be available for grant under the Plan, and may include authorized and unissued shares, and/or treasury shares, and may be subject to adjustments to reflect stock splits, stock dividends, recapitilizations and other relevant capital changes or events. Shares which are not issued because of expiration, termination, cancellation or forfeiture of an option will again be available for issuance under the Plan.

     The Plan will be administered by a committee of the Board of Directors consisting of two or more Non-Employee Directors as defined under Rule 16 b-3 of the Securities Exchange Act of 1934. Subject to the terms of the Plan, the committee wil have the authority to determine the terms and conditions of the options granted under the Plan.

     Pursuant to the Plan, each non-employee director will be granted an option to purchase 3,000 shares of the Corporation s common stock on the day after the 1998 Annual Meeting of Shareholders and on the day after each succeeding Annual

Meeting until 2008 or until options covering all shares available under the Plan have been granted.

     Options granted under the Plan are Non-Statutory options under the Internal Revenue Code. They will be fully exercisable on and after the date of grant and will be exercisable for a term of five years from the date of grant. The exercise price per share of each option will be the fair market value of the Corporation s common stock on the date of the option grant.

     The Board of Directors may amend the Plan at any time, subject to any requirement of shareholder approval required by applicable law, rule or regulation, except, no amendment to increase the maximum number of shares available under the Plan or extend the term of the Plan may be made without shareholder approval.

     Under current federal income tax law, the grant of a non-statutory option has no tax consequences to the optionee or the Corporation. Upon exercise of an option, the optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the shares acquired on the date of exercise over the option price. The Corporation will be entitled to a deduction for the amount of income recognized by the optionee. Upon the subsequent sale of such shares, the optionee will recognize long or short-term capital gain or loss, depending on how long the shares were held, equal to the difference between the amount realized on the sale and the optionee's tax basis of such shares.

     A copy of the full Plan is attached as Appendix A. In the event this summary differs from the Plan, the Plan shall govern.

     The affirmative vote of a majority of shares of common stock present and entitled to vote at the Annual Meeting at which a quorum is present is required to approve the Plan. The Plan will become effective on the date of the Annual Meeting, if approved.

     The Board of Directors recommends a vote FOR the approval of the Plan.

(4) SHAREHOLDER PROPOSAL CONCERNING THE ANNUAL ELECTION OF THE ENTIRE BOARD OF DIRECTORS.

     The Corporation has received a shareholder proposal from John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278 (the "Proponent") representing 207 shares of common stock, for inclusion in this Proxy Statement. The proposal is as follows:

     Resolved: The shareholders of Maytag request the Board of Directors take the necessary steps to amend the company's governing instruments, including the corporate by-laws, to elect the entire Board of Directors each year with an independent lead director. This includes the requirement that any future change in the frequency of election of directors be submitted to shareholder vote as a stand-alone issue and this resolution applies to successor company(s).

PROPONENTS STATEMENT OF SUPPORT

     To face the challenges of the present and avoid the failures of the past Maytag's 30,000 shareholders and 17,000 employees need the best Board to answer each year for issues like these:


     _____________________________________________________________

Maytag earnings are valued well below Whirlpool, its archival.

1996 Maytag sales are unchanged from 1989's $3 Billion sales. Employee ranks have dropped by 9,000.

Foolhardy Maytag free-flight European promotion cost Maytag $60 million.

Maytag is putting $70 million in cash in China (a more risky market than Europe).

     Forbes                                  March 10, 1997
     _____________________________________________________________

Disappointing earnings, trimmed dividends and a failed global strategy have left Maytag out of favor with many investors on Wall Street. Maytag's main problem came from its decision to make a big splash abroad.

Maytag seems to have plenty on its plate now, spending heavily to introduce new products in refrigeration, laundry and floor care.

     Barron's                                August 4, 1997
     _____________________________________________________________

The market for home appliances in the U.S. remains extremely competitive and mature.

     Value Line                              September 12, 1997
     _____________________________________________________________

On the other side:

Maytag CEO Mr. Leonard Hadley received $3.6-Million ($3,625,260) in 1996 pay and stock options.

     Internet - http://www.paywatch.org

Wayland Hicks, a continuing director -- not up for election in 1997 -- attended less than 75% of board meetings.

     Institutional Shareholder Services
     Proxy Analysis:     Maytag April 25, 1997
Director Lester Crown attended less than 75% of Board meetings.

     Maytag 1997 proxy statement

     Question:      What percent of Maytag employees survive on 75% attendance?

     _____________________________________________________________

     "If employees, bankers, suppliers and management sense you've taken care of yourself -- but are asking them to sacrifice -- you won't save the company," said Gerald Greenwald, CEO United Airlines in Investor's Business Daily, August 27, 1997.

     The Business Week  November 25, 1996 Cover Story said for the "The Best
Boards: Place the entire board up for election every year."


     Annual election will give greater incentive to the Board to resolve the challenges highlighted in these published reports.

     Institutional Shareholder Services, a proxy advisory firm that prepares detailed studies on shareholder resolutions, recommends a yes vote for annual election of directors.

     Maytag employees get annual reviews, yet give directors 3-years slack between shareholder review. Maytag directors have additional slack through the lack of any formal evaluation of directors.

     Maytag's 30,000 shareholders and 17,000 employees need the "best board"

            ELECT THE ENTIRE BOARD OF DIRECTORS EACH YEAR - YES ON 4
          _____________________________________________________________

BOARD OF DIRECTORS STATEMENT IN OPOSITION TO THE SHAREHOLDER PROPOSAL

     The Board of Directors believes that the proposal on annual election of the entire Board of Directors is not in the best interests of the Corporation or its shareholders and recommends a vote AGAINST the proposal.

     In 1977 Maytag shareholders decided, by an 89.5 % affirmative vote, that the Board should be divided into three classes of directors elected to staggered three-year terms with one class elected each year. At the time of adoption, the Board and the overwhelming majority of shareholders believed that the classified Board was in the Corporation's best interest and the Board continues to hold this view. The classified board facilitates continuity and stability in the composition of the Board by assuring that a majority of the Directors at any time will have had prior experience and in-depth knowledge of the Corporation. Prior experience and knowledge are exceedingly important considering the highly competitive nature of the major appliance industry.

     A classified board is a widely used safeguard to protect against inadequate tender offers or unsolicited attempts to seize control of a company. The Corporation's classified board could prevent a hostile replacement of the Board in less than 12 months, which encourages someone who might seek to control the Corporation to negotiate with the Board. This would give the Board time to evaluate any proposal, study alternatives and seek the best result for all shareholders.

     Further, the Board believes that a Director's performance and contribution is more appropriately measured over a longer period of time such as three years, rather than the short- term focus implied in annual elections. This is consistent with the Board's role in making decisions that have a long-term impact.

     Adoption of the Proponent's proposal would not by itself eliminate the classifed Board. It is a request that the Board take the "necessary steps", including submission to shareholders of an amendment repealing the classified Board provision, to effect annual election of all Directors. If the Board were to consider such a request desirable, it would have to present a formal amendment repealing the classified Board provision to the Corporation's shareholders and such amendment would need to be approved by the vote of the holders of at least two-thirds of the stock of the Corporation issued and outstanding and entitled to vote at any regular or special meeting of shareholders.

      In the statement of support of its proposal, the Proponent cites many dated comments and opinions regarding the Corporation's performance and Board accountability. Approximately one-third of the Directors stand for election each year, thereby providing strong mechanisms to assure Board accountability
and also meet the need for stability and experience on the Board.   Over the
last several years the Corporation has experienced significant growth in operating income, net income and earnings per share. Capital investment in the business has been aggressive and innovative new products have been introduced. The Corporation has entered into a profitable joint venture in the Peoples Republic of China and acquired the Blodgett family of companies to expand its revenue and income opportunities. During the same period, over 15,000,000 shares of common stock have been repurchased by the Corporation. This record of performance has contributed to solid increases in shareholder value. For all of the above reasons, the Board believes the classified Board continues to be in the best interest of the Corporation and shareholders.

     The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the proposal is required to approve the proposal.

         The Board of Directors recommends a vote AGAINST this proposal.

EXECUTIVE COMPENSATION
The following table shows the compensation of the chief executive officer of the Corporation and the other four most highly compensated executive officers of the Corporation serving as such on
December 31, 1997 (the "named executive officers").

                                     SUMMARY COMPENSATION TABLE

                                                                 Long Term Compensation
                                       Annual Compensation
                                                                                Awards              Payouts
                                                           Other      Restricted     Securities      LTIP     All Other
Name and Principal Position   Year    Salary     Bonus     Annual        Stock       Underlying     Payouts   Compensation
                                                        Compensation   Award(s)    Options/SAR's                   <F2>
                                                                          <F1>           (#)

Leonard A. Hadley             1997   $700,000  $700,000       0            0           75,000      $ 958,185     $13,493
Director, Chairman & CEO      1996    648,000   600,000       0            0          146,260        619,352       9,955
                              1995    600,000   400,000       0            0          174,190      1,039,788       7,444


Lloyd D. Ward                 1997   $447,000  $259,202       0            0           42,000       $275,041     $ 7,160
Director,                     1996    318,750   219,256                               290,240         81,112       4,361
President and COO            (9 mo)

Brian A. Girdlestone <F3>      1997   $302,000  $239,450      0            0            14,000       $307,847     $10,775
President, The Hoover          1996    287,000   196,308      0            0            32,390        202,698      10,964
Company


Edward H. Graham              1997   $215,000  $112,479       0            0            9,800       $212,150      $9,060
Sr. VP, General Counsel       1996   208,000     99,216       0            0           25,000        139,106       8,356
and Ass't. Secretary          1995   192,565     82,632       0            0           27,290        216,923       7,167


Gerald J. Pribanic            1997   $210,000  $109,864       0            0           14,360       $110,545      $7,208
Executive VP & CFO            1996    185,233    92,417       0            0           35,000         70,829       5,943

<F1>  At December 31, 1997, the number of shares of restricted stock, the number of restricted units and the respective values thereof held by the named executive officers were as follows:  Leonard A.
Hadley, 26,972 shares valued at $992,907 and 17,982 units valued at $661,962; Lloyd D. Ward, 13,447 shares valued at $495,018 and 8,964 units valued at $329,987; Brian A. Girdlestone, 7,856 shares valued at $289,199 and 5,237 units valued at $192,787; Edward H. Graham, 5,272 shares valued at
$194,076 and 3,515 units valued at $129,396; and Gerald J. Pribanic, 5,573 shares valued at
$205,156 and 3,716 units valued at $136,795.  Dividends are paid on restricted stock at the same time and at the same rate as on the common stock.  Dividend equivalents on restricted units are accrued and accumulate at the same rate and at the same time as dividends on the common stock.
Dividend equivalents on restricted units are treated as reinvested dividends applicable to the restricted units which units are paid out if and when the performance goals (described in the Long
Term Incentive Plan Awards Table below) are satisfied.

<F2> The amounts reported in this column for 1997 include the dollar value of premiums paid for life insurance for the benefit of the named executive officer and the dollar value of corporate contributions to the account of the named executive officer pursuant to the terms of the Salary
Savings 401(k) Plan.  The contributions for each named executive are as follows:  Leonard A.
Hadley, life insurance $9,493, 401(k) $4,000; Lloyd D. Ward, life insurance $3,160, 401(k) $4,000;
Brian A. Girdlestone, life insurance $6,775, 401(k) $4,000; Edward H. Graham, life insurance

$5,060, 401(k) $4,000; and Gerald J. Pribanic, life insurance $3,208, 401(k) $4,000.

<F3>  Mr. Girdlestone retired effective January 31, 1998.

The following table sets forth for the named executive officers, certain information regarding stock options granted in 1997.

                                  OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                                                             POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED ANNUAL
                                    INDIVIDUAL GRANTS                                        RATES OF STOCK PRICE
                                                                                            APPRECIATION FOR OPTION
                                                                                                   TERM <F4>

            (a)                    (b)               (c)            (d)           (e)         (f)           (g)

           Name                 Number of        % of Total     Exercise or    Expiration
                               Securities          Options      Base Price        Date         5%          10%
                               Underlying        Granted to      ($/Share)
                              Options/SAR's     Employees in        <F3>
                              Granted (#)        Fiscal Year
                                   <F1>              <F2>
 Leonard A. Hadley               75,000             6.1%          31.5625      11/13/2007  1,488,788    3,772,763

 Lloyd D. Ward                   42,000             3.4%          31.5625      11/13/2007    833,721    2,112,747

 Brian A. Girdlestone            14,000             1.1%          31.5625      11/13/2007    277,907      704,249
 Edward H. Graham                 9,800             0.8%          31.5625      11/13/2007    194,535      492,794

 Gerald J. Pribanic              14,360             1.2%          31.5625      11/13/2007    285,053      722,358

<F1> All options reported in the table become exercisable beginning on November 14, 2000, except that such options will become fully exercisable in the event of a Change of Control [generally defined as occurring when a person individually or together with its affiliates or associates
     (other than an employee benefit plan of the Corporation) shall have become the beneficial owner of 20% or more of the shares of the Corporation entitled to vote for Directors or when
     Directors who are not a person or part of a group which is or becomes the beneficial owner of
     20% or more of the shares of the Corporation fail to constitute a majority of the Board of
     Directors] and in the event of a termination which qualifies as a Retirement (as defined in the Corporation's Retirement Plan for Salaried Employees or any other similar retirement plan of the Corporation or of a Subsidiary).

<F2> Total options granted to employees in 1997 were 1,211,250.

<F3> Fair Market Value of underlying shares on the date of grant.

<F4> The dollar amounts under these columns are the result of hypothetical potential gains from calculations assuming annual growth rates of 5% and 10% in the value of the Corporation's future stock price over the 10 year term of the options which would result in the per share price of the Corporation's stock increasing from $31.5625 to $51.413 and $81.866, respectively, for the options expiring on November 13, 2007.  These assumed rates of growth are required by the Securities and Exchange Commission for illustration purposes only and are not intended to forecast possible future stock prices.

     The following table sets forth for the named executive officers certain information concerning options exercised during 1997 and unexercised options to purchase common stock held by such officers at December 31, 1997.

                        AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                                AND
                                     YEAR END OPTION/SAR VALUES



                            Number Of                Number of Securities Underlying       Value of Unexercised
                            Securities                  Unexercised Options/SAR's          In-the-Money Options
     Name                   Underlying      Value            December 31, 1997               December 31, 1997
                           Options/SAR's   Realized                                                <F1>
                            Exercised
                               (#)                    Exercisable      Unexercisable    Exercisable   Unexercisable

 Leonard A. Hadley              0            0          224,190          221,260          $4,392,272     $2,898,221

 Lloyd D. Ward                  0            0           68,300          263,940          $1,079,994     $3,676,741
 Brian A. Girdlestone        64,360       689,815          0              46,390                  $0       $631,634

 Edward H. Graham               700         7,022        40,720           34,800            $808,043       $483,594

 Gerald J. Pribanic             0            0           19,690           49,360            $395,411       $679,531

<F1> The value is calculated based on the aggregate amount of the excess of $36.8125 (the average of the high and low price of common stock as reported in the New York Stock Exchange Composite
Transactions Report for December 31, 1997) over the relevant exercise price(s).

     The following table sets forth for the named executive officers, certain information regarding long-term incentive plan grants made 1997.



                           LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR
                                                              Estimated Future Payouts Under Non-Stock Price-Based
                                                                                     Plans <F2>
          (a)                 (b)                (c)                (d)                 (e)                (f)
         Name              Number of        Performance or
                         Shares, Units       Other Period      Threshold (#)         Target (#)        Maximum (#)
                        or Other Rights    Until Maturation
                            (#) <F1>           or Payout
 Leonard A. Hadley          23,602             3 Years             5,901               23,602            28,322

 Lloyd D. Ward              12,103             3 Years             3,026               12,103            14,524

 Brian A. Girdlestone        6,788             3 Years             1,697                6,788             8,146
 Edward H. Graham            4,833             3 Years             1,208                4,833             5,800

 Gerald J. Pribanic          4,720             3 Years             1,108                4,720             5,664

<F1>  All awards identified in this table are made pursuant to the Corporation's 1996 Emplooyee
Stock Incentive Plan.  The awards are Performance-based Restricted Stock Awards.  Target awards are comprised of 60% restricted stock and 40% restricted units.  Dividends are paid on restricted stock at the same rate and at the same time as on the common stock and dividend equivalents on restricted units are accrued and accumulate at the same rate and at the same time as dividends on the common stock.  Dividend equivalents are treated as reinvested dividends applicable to the restricted units, which units are paid out if and when the performance goals are satisfied.  Target awards are based upon a percentage of base salary and vary depending upon the individual's position and responsibilities.

<F2>  Estimated future payouts are predicated upon the achievement of corporate return on sales and return on assets objectives over the period from January 1, 1997 to December 31, 1999.  The achievement of approximately 25% of the objectives will result in payment of the threshold amount, achievement of 75% of the objectives will result in payment of an intermediate amount, achieving
100% of the objectives will result in payment of the target amount, and achieving or exceeding approximately 120% of the objectives will result in payment of the maximum amount.

RETIREMENT BENEFITS

The following table sets forth the estimated annual pension benefits payable effective December 31,
1997, assuming retirement at age 65 after selected periods of continuous service, under the
Corporation's retirement plan which applies to virtually all exempt salaried employees.  The
Corporation's retirement plan for salaried employees provides for fixed retirement benefits based on years of service and compensation received.  All compensation shown in the Salary and Bonus columns of the Summary Compensation Table is included as compensation under the pension plan.


    Average Annual
 Earnings for Highest                             Estimated Annual Retirement Benefits
  5 Consecutive Years                            Years of Credited Service at Retirement
   of Final 10 Years
      of Service
                              10            15             20             25             30             35*

       $ 100,000           13,888         20,832          27,777         34,721         41,665         48,609

         200,000           29,388         44,082          58,777         73,471         88,165        102,859
         300,000           44,888         67,332          89,777        112,221        134,665        157,109

         400,000           60,388         90,582         120,777        150,971        181,165        211,359

         500,000           75,888         113,832        151,777        189,721        227,665        265,609
         600,000           91,388         137,082        182,777        228,471        274,165        319,859

         700,000           106,888        160,332        213,777        267,221        320,665        374,109

         800,000           122,388        183,582        244,777        305,971        367,165        428,359
         900,000           137,888        206,832        275,777        344,721        413,665        482,609

       1,000,000           153,388        230,082        306,777        383,471        460,165        536,859

       1,100,000           168,888        253,332        337,777        422,221        506,665        591,109

       1,200,000           184,388        276,582        368,777        460,971        553,165        645,359

       1,300,000           199,888        299,832        399,777        499,721        599,665        699,609

       1,400,000           215,388        323,082        430,777        538,471        646,165        753,859

       1,500,000           230,888        346,332        461,777        577,221        692,665        808,109

       1,600,000           246,388        369,582        492,777        615,971        739,165        862,359

       1,700,000           261,888        392,832        523,777        654,721        785,665        916,609
     The above amounts have been computed on the basis of a straight-life annuity and are not subject to any deduction for social security or other offset amounts.

     Benefits under the plan are limited to the extent required by provisions of the Internal
Revenue Code and the Employee Retirement Income Security Act of 1974.  If payment of actual retirement benefits is limited by such provisions, an amount equal to any reduction in retirement benefits will be paid as a supplemental benefit under the Supplemental Employee Retirement Plan under which such amounts are payable to all qualifying employees including the officers of the
Corporation.

     *Maximum number of  years of service for which the pension benefit accrues.  However, employees who were participants in the Maytag Company Salaried Employees' Retirement Plan on
December 31, 1990, and who retire or terminate employment on or before January 1, 2005 have been grandfathered and are eligible for additional credited service.  For these employees, the maximum amount of credited service that may be taken into account in calculating a portion of the benefit under the current plan is forty (40) years until January 1, 2001, at which time such maximum will decrease by one (1) year until it is reduced to thirty-five (35) years by the year 2005, provided, however, that the declining maximum will not be applied to reduce any participant's years of credited service below the number of years of credited service earned by such participant as of the date on which the maximum first applies.

     Mr. Hadley and Mr. Graham were in the Maytag Company Salaried Employees' Retirement Plan on
December 31, 1990.  To calculate the effect of the above grandfathering provision, add to the benefit shown for an employee with 35 years of service an amount equal to one per cent (1%)
multiplied by the number of years of service in excess of 35 multiplied by the average annual earnings shown in the first column of the table above.

     The years of credited service for the named executive officers as of December 31, 1997 are:
Leonard A. Hadley 38.5; Lloyd D. Ward 2.0; Brian A. Girdlestone 15.5; Edward H. Graham 17.6; and
Gerald J. Pribanic 7.7.

     Mr. Girdlestone retired effective January 31, 1998, pusuant to an agreement entered into with
The Hovver Company prior to its acquisition by the Corporation, he is entitled to an annual benefit under this agreement of $168,401; he may also elect other payout options.

                           EMPLOYMENT CONTRACTS AND
            TERMINATION OF EMPLOYMENT CHANGE OF CONTROL ARRANGEMENTS

     The Corporation has entered into agreements with each of the named executive officers which would become operable only in the event of a change of control of the Corporation. Agreements provide that if the officer's employment terminates for any reason within three years after a change of control, the officer will be entitled to payments equal to three times total compensation (salary and maximum bonus) at the rate in effect immediately prior to the change of control, maximum payout on any outstanding restricted stock awards, and to continued participation in certain of the Corporation's benefit programs for the same three year period.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION PHILOSOPHY AND PRINCIPLES

     The Compensation Committee of the Board of Directors (the "Committee"), composed of five non-employee directors, establishes and administers the executive compensation program for the Corporation's top executives. The Committee has reaffirmed the Corporation's compensation philosophy as it pertains to its executives as follows:

1. The Corporation is committed to increasing long-term shareholder value and to ensuring that the objectives of the Corporation's executives are aligned with that goal. Based on this commitment, it is the Corporation's philosophy that the total compensation of its executives closely mirror the performance of the Corporation - reflecting increases and decreases in those factors contributing to shareholder value, e.g. profitability, earnings per share and stock price.

2. Providing an opportunity for above average total compensation is important in order to attract and retain the best and brightest employees.
     Providing performance goals are met, the Corporation's total compensation program will be targeted at a level above the average for similarly sized industrial firms nationwide.

3. It is the Corporation's goal to provide and consistently administer a uniform program of total compensation for key employees throughout the Corporation. This program will facilitate the movement of key employees between business units and divisions, which supports the business objective of strengthening organizational development efforts and providing developmental opportunities for talented individuals.

     The Committee believes compensation based on this philosophy supports and encourages the commitment to achieving business and financial objectives that will generate long-term shareholder value. It is also designed to attract and retain outstanding executives, to encourage them to make long-term commitments to the Corporation, and to accomplish the Corporation's leadership succession objectives.

COMPONENTS OF EXECUTIVE COMPENSATION

     The Committee views compensation as a total program comprised of annual base salary and variable short and long-term incentives. The total package is designed to provide a significant percentage of executive compensation through at risk programs which link long-term executive rewards to long-term shareholder rewards. This linkage is achieved through the following compensation components:PAGE

Annual Base Salary

A salary range for each position is established using average base pay for executives employed at industrial organizations selected by independent compensation consultants. The performance of the organizations in the industrial database is not known and therefore not considered when establishing salary ranges. The companies included in the industrial database comprise many of the companies included in the S&P Household Furnishings and Appliance Stock Index used in the Performance Graph on Page 23, as well as other companies.
The Committee relies on a broad array of companies in various industries for comparative analysis of executive compensation because the Committee believes that the Corporation's competitors for executive talent are more varied than the Peer Group chosen for comparing stockholder return in the Performance Graph. Executive pay within the salary range is determined based upon individual qualifications, experience and performance of specific individual responsibilities.

Annual Variable Incentive

Annual variable incentive compensation is paid to executives in cash based upon a percentage of base salary and varies depending upon the individual's position, responsibility and performance. Executives are eligible for annual cash incentive awards based upon two performance factors: (1) Corporate net income, or entity operating income less the cost of working capital, compared to annual plan (65% weighting), and (2) Corporate or entity performance against key strategic objectives (35% weighting). An award may be increased or decreased based upon the executive's personal performance. Performance is reviewed and rated annually against these factors. The Committee may adjust these formula-based awards if, in its judgment, adjustment is warranted.

Long-Term Variable Incentives

Long-term variable incentive compensation opportunities are provided to executives in positions with significant responsibilities, accountabilities and potential impact on long-term Corporate performance. Long-term incentive compensation is made available in the form of stock options and performance-based restricted stock awards.

Stock Options - The Maytag Corporation 1996 Employee Stock Incentive Plan and the number of shares available have been approved by shareholders. This plan provides the long-term focus for approximately 1,900 executives and other key employees. The size of stock option grants for the named executive officers is determined at the discretion of the Committee.

Performance-Based Restricted Stock - The number of shares available for grant under the Maytag Corporation 1996 Stock Incentive Plan has been approved by shareholders. Eligibility for participation and the level of awards to individual executives are approved by the Committee. The level of each award is based upon a percentage of base salary and varies depending upon the executive's position and responsibilities. These performance-based restricted stock awards (which are currently composed of 60% restricted stock and 40% restricted units) are subject to vesting provisions and dependent upon the Corporation achieving predetermined levels of return on sales and return on assets over a specified three year period. High levels of performance in these factors, in the Committee's opinion, impact favorably on long-term shareholder value. Approximately 70 executives are granted awards under this variable long-term incentive.

Summary - Survey data indicates that grants approved by the Committee under this long-term plan and predecessor long-term plans are competitive with grants made to executives in similar positions at other industrial organizations.
This stock based incentive plan is designed to encourage a significant equity ownership interest in the Corporation to help assure that the long-term interests of the Corporation's executives are closely aligned with the long-term interests of the shareholders.

EXECUTIVE STOCK OWNERSHIP GUIDELINES

     In keeping with the Corporation's compensation philosophy and its efforts to strengthen the link between the long-term interests of executives and the long-term interests of shareholders, the Committee approved stock ownership guidelines which are applicable to approximately 70 key executives. The guidelines provide for the long-term ownership of the Corporation s common stock which in dollar value aggregates a predetermined multiple of base salary. The amounts range from four times annual base salary for the Chief Executive Officer to one times annual base salary for operating unit vice presidents.
The Committee reviews executive stock ownership levels annually and during 1997 all executives either attained their guidelines or made significant progress toward meeting their guidelines.

TAX CODE LIMITATION ON EXECUTIVE COMPENSATION DEDUCTIONS

     Unless certain conditions are met, Internal Revenue Code Section 162(m) limits the annual deductibility of certain compensation in excess of $1 million for the Chief Executive Officer and the four other most highly compensated executive officers. As a result of Mr. Hadley's election to defer portions of his 1997 annual variable compensation, there was no loss of tax deductibility in 1997 and the Committee does not anticipate any significant loss of tax deductibility in 1998. In order to maintain maximum tax deductibility of executive compensation, the Committee received approval from shareholders in 1996 for the long-term variable incentive plan (1996 Employee Stock Incentive
Plan) to ensure tax deductibility of future long-term compensation incentives. The Committee will continue to monitor compensation programs in light of
Section 162(m); however, the Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of the Corporation and its shareholders.


SUMMARY

     The Committee believes that the foregoing compensation programs will serve the long-term interests of shareholders. These programs create a strong link between long-term executive rewards and long-term shareholder rewards; they attract, retain and motivate outstanding executive talent; and they further the Corporation's long-term leadership succession objectives. The Committee will continue to emphasize variable, performance based compensation programs that it believes positively affect long-term shareholder value. Finally, through stock ownership guidelines, it is the goal of the Committee to ensure not only qualified, professional managers, but fully committed "owner-operators".

PERFORMANCE OF THE CORPORATION AND CEO COMPENSATION

As indicated in the above discussion, the total compensation of the Corporation's executives, including the CEO, consists of annual base salary, annual variable incentive, and long-term variable incentives, as well as other fringe benefits. These plans consider individual performance, Corporation performance, and survey data regarding comparable positions at other industrial organizations.

The Corporation's performance in 1997 produced the highest earnings-per-share figures (excluding special charges) since 1988. Return on assets improved to 7.6% in 1997 (excluding special charges) compared to 7.4% in 1996 (excluding special charges). The strong financial results were driven by major new product growth and continued stock repurchases which reduced the number of shares outstanding. At the end of 1997, the Corporation is positioned for growth. Maytag has the products, customers, brand recognition, and financial discipline and strength to grow. Maytag has taken the actions necessary to build the platform for growth that will leverage these strengths. Other notable performance achievements for 1997 included:

   The Maytag Neptune(TM) high efficiency washer is delivering better than expected sales at retail; sales of the new Maytag and Jenn-Air top mount refrigerators have been exceptionally strong, with new side-by-side refrigerators due in early 1998. New lines of dryers, dishwashers and ranges have also been introduced.

   Hoover introduced two new products: a new line of improved technology upright vacuum cleaners called WindTunnel(TM), and the latest generation of its SteamVac(TM) extractor, the Steam Vac Ultra.

   Maytag acquired the G.S. Blodgett Corporation, a leader in the commercial cooking appliance industry. Blodgett is one of the premier--and oldest-- names in commercial appliances and adds a new strategic dimension to Maytag's balanced earnings and growth potential.

   Mr. Hadley's 1997 salary of $700,000 represents an 8% increase over 1996.
In arriving at this rate, the Compensation Committee considered his annual base salary compared to CEO compensation in the other industrial companies surveyed, his outstanding performance as CEO during 1996, and his strategic actions and plans for improving earnings in 1997 and beyond. Annual base salary increases for the other named executives were based on individual performance, job content and compensation of executives in comparable positions in the industrial organizations surveyed.

   The Committee-approved strategic and financial goals under the 1997 annual variable incentive plan (discussed above) were set aggressively beyond 1996 performance. The Corporation's outstanding performance in 1997 fulfilled 100% of the strategic goals and exceeded aggressive financial goals. Based on this performance, Mr. Hadley received 1997 annual variable incentive compensation of $700,000.

   In 1997, a grant of restricted stock and stock units, based on percentages of Mr. Hadley's and the other named executive officers' annual base salaries was made. Payouts under the grant will be based on the extent to which the Corporation achieves the return on sales and return on assets objectives for the three-year period January 1, 1997 through December 31, 1999, as reflected in the Long-Term Incentive Plans Table. The restricted stock and units granted in 1995 matured in 1997. The Corporation's performance over the period January 1, 1995 through December 31, 1997 fell short of the target goals approved by the Committee in 1995. A below target grant payout was made under this Plan as reflected in the Summary Compensation Table - LTIP Payouts.

   As a component of long-term variable incentive compensation, options to purchase 75,000 shares of common stock were granted to Mr. Hadley under the terms of the Corporation's 1996 Employee Stock Incentive Plan. This award is competitive compared to the industrial companies surveyed. Grants of options to the named executive officers are reflected in the Option/SAR Grants in Last Fiscal Year Table.

   The foregoing report is furnished by the following members of the


Compensation Committee:
       Wayland R. Hicks   Bernard G. Rethore    Neele E. Stearns, Jr.
       Robert D. Ray      John A. Sivright


SHAREHOLDER RETURN PERFORMANCE

     The following graph compares the Corporation's cumulative total shareholder return on its common stock from December 31, 1992 to December 31, 1997 with the S&P 500 Stock Index and the S&P Household Furnishings and Appliance Stock Index (both of which include the Corporation).

                            Cumulative Total Return
           Based on reinvestment of $100 beginning December 31, 1992

$300

$250

$200
            Line graph depicting the amounts listed in table below.
$150

$100

$ 50

_____________________________________________________________________________
                 Dec. 92 Dec. 93   Dec. 94   Dec. 95   Dec. 96   Dec. 97
_____________________________________________________________________________

Maytag             $100    $124      $107      $148      $149      $286
S & P 500          $100    $110      $111      $153      $187      $249
S & P Household
  Furnishings &
  Appliance Index  $100    $143      $118      $143      $142      $190


SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 1999 ANNUAL MEETING
     Proposals of shareholders intended for presentation at the 1999 Annual Meeting must be received by the Secretary of the Corporation on or before December 3, 1998, to be considered for inclusion in the 1999 Proxy Statement and Proxy. The 1999 Annual Meeting is currently scheduled to be held on May 13, 1999. The Nominating Committee will consider nominees recommended by shareholders as candidates for election to the Board of Directors at the Annual Meeting of Shareholders. A shareholder wishing to nominate a candidate for election to the Board is required to give written notice to the Secretary of the Corporation of his or her intention to make such a nomination. The notice of nomination must be received by the Corporation not less than sixty days nor more than ninety days prior to the shareholders' meeting, or if less than seventy days notice or prior public disclosure of the meeting date is given or made, the notice of nomination must be received within ten days after the meeting date is announced. The notice of nomination is required to contain certain information about both the nominee and the shareholder making the nomination. The Corporation may require that the proposed nominee furnish other information to determine that person's eligibility to serve as a director. A nomination which does not comply with the above procedure will be disregarded.


OTHER MATTERS

     The Corporation will bear the cost of the proxy solicitation. The Corporation expects to solicit proxies primarily by mail. Proxies may also be solicited personally, by telephone and by mail by certain directors, officers and employees of the Corporation. The Corporation will reimburse brokers and their nominees for their expenses in communicating with the persons for whom they hold shares of the Corporation. The Corporation has retained Georgeson & Company Inc. to aid in the solicitation of proxies for a fee of $12,500, plus out of pocket expenses.

     Neither the Corporation nor the members of its Board of Directors intend to bring any other matters before the meeting, and they have no present knowledge that any other matters will or may be brought before the meeting by others. However, if any matters properly come before the meeting it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment.


                                                                   APPENDIX A

                MAYTAG CORPORATION 1998 NON-EMPLOYEE DIRECTOR'S
                               STOCK OPTION PLAN



1. Purposes. The purpose of the Maytag Corporation 1998 Non-Employee Director's Stock Option Plan (the "Plan") is to advance the interests of the Corporation by attracting, retaining and rewarding well qualified persons who are not officers or employees of the Corporation "Non-Employee Directors" for service as directors of the Corporation, and to provide incentives which are linked directly to increases in shareholder value and therefore inure to the benefit of all shareholders of the Corporation.

2. Administration. This Plan shall be administered by a committee (the "Committee") designated by the Board of Directors of the Corporation (the "Board") consisting of two or more members of the Board. Each member of the Committee shall be a "Non-Employee Director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan, determine the form and provisions of the option agreement and make such other determinations as it
deems necessary or advisable for administration of the Plan.   All such
interpretations, rules, and regulations shall be final, binding and conclusive. Each option shall be evidenced by a written agreement (an "Agreement") between the Corporation and the optionee setting forth the terms and conditions of such option..

No member of the Board of Directors or Committee, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board of Directors and the Committee shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including attorneys' fees) arising therefrom to the full extent permitted by law and under any directors' and officers' liability insurance that may be in effect from time to time.

A majority of the Committee shall constitute a quorum. The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Committee without a meeting.

3. Eligibility. Participants in this Plan shall consist of all Non-Employee Directors of the Corporation. All options granted shall constitute "Non-Statutory Stock Options",and, accordingly, are not intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended.

4. Shares Available. Subject to adjustment as provided in Section 11; 500,000 shares of the common stock, $1.25 par value, of the Corporation ("Common Stock"), shall be available for grants of options under this Plan, reduced by the sum of the aggregate number of shares of Common Stock which become subject to outstanding options. To the extent that shares of Common Stock subject to an outstanding option are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such option (other than by reason of the delivery or withholding of shares of Common Stock to pay all or a portion of the exercise price of such option, or to satisfy all or a portion of the tax withholding obligations relating to such option), then such shares of Common Stock shall again be available under this Plan.

Shares of Common Stock shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof.

5. Grants of Stock Options. Each Non-Employee Director shall be granted Non-Statutory Stock Options as follows:

     (a) Time of Grant. On May 15,1998, the day after the date of the 1998 Annual Meeting of Shareholders of the Corporation, and, thereafter, on the day after the date of each annual meeting of shareholders of the Corporation, each person who is a Non-Employee Director immediately after such meeting of stockholders shall be granted an option to purchase 3,000 shares of Common Stock at a purchase price per share equal to the Fair Market Value of the Common Stock on the date of grant of such option. "Fair Market Value" shall mean the average of the high and low transaction prices of a share of Common Stock as reported in the New York Stock Exchange Composite Transactions on the date as of which such value is being determined or, if there shall be no reported transactions on such date, on the next preceding date for which transactions were reported; provided, however, that Fair Market Value may be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate.

     (b) Option Period and Exercisability. Each option granted shall be fully exercisable on and after its date of grant. Each option granted shall expire 5 years after its date of grant. An exercisable option, or portion thereof, may be exercised in whole or in part only with respect to whole shares of Common Stock.

     (c) Method of Exercise. An option may be exercised (i) by giving written notice to the Corporation specifying the number of whole shares of Common Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Corporation's satisfaction) either (A) in cash,
(B) by delivery (either actual delivery or by attestation procedures established by the Corporation) of previously owned whole shares of Common Stock (which the optionee has held for at least six months prior to the delivery of such shares or which the optionee purchased on the open market and in each case for which the optionee has good title, free and clear of all liens and encumbrances) having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, or (c) a combination of (A) and (B), in each case to the extent set forth in the Agreement relating to the option and (ii) by executing such documents as the Company may reasonably request. The Company shall have sole discretion to disapprove of an election pursuant to clauses (B) and (C). Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the optionee. No certificate representing Common Stock shall be delivered until the full purchase price therefore has been paid (or arrangement made for such payment to the Company's satisfaction).

d)  Termination of Directorship.
     (1) Retirement or Death. Unless otherwise specified in the agreement relating to an option, if an optionee's service to the Corporation terminates by reason of retirement ("Retirement") or death, each option held by such optionee may thereafter be exercised by such optionee (or such optionee's executor, administrator, legal representative, beneficiary or similar person) until and including the earliest to occur of (i) the date which is 3 years (or such other period as set forth in the Agreement relating to such option) after the effective date of such optionee's termination of service by Retirement or the date of death, and (ii) the expiration date of the term of such option.

     (2) Other Termination. Unless otherwise specified in the Agreement relating to an option, if an optionee's service to the Corporation terminates for any reason other than Retirement or death, each option held by such optionee may thereafter be exercised by such optionee (or such optionee's legal representative or similar person) until and including the earliest to occur of
(i) the date which is 1 year (or such other period as set forth in the Agreement relating to such option) after the effective date of such optionee's termination of service and (ii) the expiration date of the term of such option.

     (3) Death Following Termination of Service. Unless otherwise specified in the Agreement relating to an option, if an optionee dies during the period set forth in Section 5(d)(1) following termination of employment by reason of Retirement, or if an optionee dies during the period set forth in Section 5(d)(2) following termination of employment for any other reason other than Retirement (or, in each case, such other period as set forth in the Agreement relating to an option), each option held by such optionee may thereafter be exercised by such optionee's executor, administrator, legal representative, beneficiary or similar person until and including the earliest to occur of (i) the date which is 1 year (or such other period as set forth in the Agreement relating to such option) after the date of death and (ii) the expiration date of the term of such option.

6. Effective Date and Term of Plan. This Plan shall be submitted to the shareholders of the Corporation for approval and, if approved by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the 1998 Annual Meeting of Shareholders, shall become effective on the date of such approval. This Plan shall terminate when shares of Common Stock are no longer available for the grant of options or ten years after its effective date, whichever occurs first, unless terminated earlier by the Board. Termination of this Plan shall not affect the terms or conditions of any option granted prior to termination.

7. Amendments. The Board may amend this Plan as it shall deem advisable, subject to any requirement of shareholder approval required by applicable law, rule or regulation, provided, however, that no amendment shall be made without shareholder approval if such amendment would (a) increase the maximum number of shares of Common Stock available under this Plan (subject to Section 11), or
(b) extend the term of this Plan. No amendment may impair the rights of a holder of an outstanding option without the consent of such holder.





8. Agreement. No option shall be valid until an Agreement is executed by the Corporation and the optionee and, upon execution by the Corporation and the optionee and delivery of the Agreement to the Corporation, such option shall be effective as of the effective date set forth in the Agreement.

9. Non-Transferability. Unless otherwise specified in the Agreement relating to an Option, no option hereunder shall be transferable other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Corporation. Except to the extent permitted by the foregoing sentence, each option may be exercised during the optionee's lifetime only by the optionee or the optionee's legal representative or similar person. Except as permitted by the second preceding sentence, no option hereunder shall be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any option hereunder, such option and all rights thereunder shall immediately become null and void.

10. Restrictions on Shares. Each option hereunder shall be subject to the requirement that if at any time the Corporation determines that the listing, registration or qualification of the shares of Common Stock subject to such option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the exercise of such option or the delivery of shares thereunder, such option shall not be exercised and such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Corporation. The Corporation may require that certificates evidencing shares of Common Stock delivered pursuant to any option hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

11. Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number and class of securities available under this Plan, the purchase price per security, and the number and class of securities subject to each option to be granted to Non-Employee Directors pursuant to this Plan shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding options without an increase in the aggregate purchase price. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive. If any adjustment would result in a fractional security being (a) available under this Plan, such fractional security shall be disregarded, or (b) subject to an option under this Plan, the Corporation shall pay the optionee, in connection with the first exercise of the option in whole or in part occurring after such adjustment, an amount in cash determined by multiplying (A) the fraction of such security (rounded to the nearest hundredth) by (B) the excess, if any, of (x) the Fair Market Value on the exercise date over (y) the exercise price of the option.


12. Rights as Shareholder. No person shall have any rights as a stockholder of the Corporation with respect to any shares of Common Stock which are subject to an option hereunder until such person becomes a stockholder of record with respect to such shares of Common Stock.

13. Designation of Beneficiary. If permitted by the Corporation, an optionee may file with the Committee a written designation of one or more persons as such optionee's beneficiary or beneficiaries (both primary and contingent) in the event of the optionee's death. To the extent an outstanding option granted hereunder is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such option.

Each beneficiary designation shall become effective only when filed in writing with the Committee during the optionee's lifetime on a form prescribed by the Committee. The spouse of a married optionee domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Committee of a new beneficiary designation shall cancel all previously filed beneficiary designations.

If an optionee fails to designate a beneficiary, or if all designated beneficiaries of an optionee predecease the optionee, then each outstanding option hereunder held by such optionee, to the extent exercisable, may be exercised by such optionee's executor, administrator, legal representative or similar person.

14. Governing Law. This Plan, each option hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.





                               MAYTAG CORPORATION


Proxy for Annual Meeting, May 14, 1998, Solicited by the Board of Directors


     Leonard A. Hadley, Gerald J. Pribanic and E. James Bennett, and each of them (with full power to act without the other and with power of substitution), are hereby appointed attorneys and proxies of the undersigned to attend the Annual Shareowners Meeting on May 14, 1998, and any adjournment thereof, and to vote and act for the undersigned on reverse side.

     This proxy revokes all previous proxies. Unless specified to the contrary it will be voted FOR items (1), (2) and (3), and AGAINST item (4).

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE
---------------------------------------------------------------------------
                PLEASE SIGN, DATE AND RETURN THIS CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE

                                                  April 2, 1998

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of shareholders to be held at 9:00 a.m. on Thursday, May 14, 1998, at the Newton High School Center for Performance, Newton, Iowa. Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you sign and return your proxy as soon as possible in the envelope provided, or vote your shares by telephone if you prefer.

                              Sincerely,


                              Leonard A. Hadley
                              Chairman and
                              Chief Executive Officer

     On the reverse side of this card are instructions on how to vote your shares for the election of directors and all other proposals by telephone. Please consider voting by telephone. Your vote is recorded as if you miled in your proxy card. We believe voting this way is convenient.




X    Please mark votes in oval in the following manner using dark ink only.

     The Board of Directors recommends a vote "FOR" items (1), (2) and (3).

1.   Election of Directors
     Nominees: Wayland R. Hicks, W. Ann Reynolds, John A. Sivright and
                Fred G. Steingraber.
          FOR                 or        WITHHELD
          ALL                           FROM ALL
          NOMINEES                      NOMINEES

          ____________________________________
          For all nominees except as noted above

2.   FOR       AGAINST   or   ABSTAIN

     The selection of Ernst & Young LLP as independent public auditors to examine the financial statements to be included in the Annual Report to Shareholders for 1998.

3.   FOR       AGAINST   or   ABSTAIN

     The adoption of the Maytag Corporation 1998 Non-Employee Directors' Stock Option Plan.


          The Board of Directors recommends a vote "AGAINST" item (4)


4.   FOR       AGAINST   or   ABSTAIN

     The proposal of a Shareholder concerning the classification of the Board of Directors.

     In their discretion, the proxies are authorized to vote upon any other matters which may properly come before the meeting or any adjournment.

Dated ______________________, 1998

_________________________________       _________________________________
(Signature of Stockholder)                   (Signature of Stockholder)

Please date, sign exactly as name appears above, and return in the enclosed envelope. Executors, administrators, trustees, guardians or attorneys should indicate the capacity in which they sign. Corporate owners should sign in their corporate names and affix their seals.
                                   ______    MARK HERE
                                             FOR ADDRESS
                                   ______    CHANGE AND
                                             NOTE AT LEFT


-------------------------------Fold and detach here----------------------
CONTROL NUMBER                  **VOTE BY TELEPHONE**
_________________________________________________________________________

               Call ** Toll Free *** On a Touch Tone Telephone
                               1-888-221-0696
                   There is NO CHARGE to you for this call

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

You will be asked to enter a Control Number which is located in the box on the left side of this form.

OPTION #1:  To vote as the Board of Directors recommends on ALL proposals:
Press 1
WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1--THANK YOU FOR VOTING

OPTION #2: If you choose to vote on each proposal separately, press ). You will hear these instructions:
  Proposal 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9.
       To WITHHOLD FOR AN INDIVIDUAL  nominee, Press 0 and listen to the instructions.

  Proposal 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0

The instructions are the same for all remaining proposals.

  WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1--THANK YOU FOR VOTING If you vote by telephone, DO NOT mail back your proxy.